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                                                                 Exhibit (g)(29)

                                 NORTHERN FUNDS

                                     FORM OF
                 ADDENDUM NO. 8 TO THE FOREIGN CUSTODY AGREEMENT

     This Addendum No. 8, dated as of the ____ day of_______, 2006, is entered into between NORTHERN FUNDS (the "Trust"), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY ("Northern"), an Illinois state bank.

     WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated April 1, 1994, as amended to date (the "Agreement"), pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its International Growth Equity Fund, Global Fixed Income Fund, International Equity Index Fund and Emerging Markets Equity Fund; and

     WHEREAS, the Trust is establishing the Multi-Manager International Equity Fund (the "New Fund"), and it desires to retain Northern to act as custodian therefor under the Agreement, and Northern is willing to so act.

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

     1. Appointment. The Trust hereby appoints Northern custodian to the Trust for the New Fund for the period and terms set forth in the Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Agreement for the compensation therein provided.

     2. Capitalized Terms. From and after the date hereof, the term "Funds" as used in the Agreement shall be deemed to include the New Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

     3. Cash Balance Compensation. Northern shall compensate the New Fund for uninvested U.S. dollar cash balances ("Cash Balances") maintained with Northern at the end of each day in accordance with this paragraph ("Cash Balance Compensation"). Cash Balance Compensation with respect to the New Fund's uninvested Cash Balances shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month's average 90-day Treasury bill interest rate. The amount of the New Fund's accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the New Fund under the Agreement for such month. In the event that the New Fund's Cash Balance Compensation for any month exceeds the custody fees payable by the New Fund under the Agreement for such month, the New Fund's excess Cash Balance Compensation may be carried forward and credited

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          against future custody fees, provided that no excess Cash
          Balance Compensation may be carried forward beyond the end of any fiscal year.

     4. Miscellaneous. The initial term of the Agreement with respect to the New Fund shall continue, unless sooner terminated in accordance with the Agreement, until March 31, 2007. Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                        NORTHERN FUNDS


Attest:                                 By:
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                                        Name:
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                                        Title:
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                                        THE NORTHERN TRUST COMPANY


Attest:                                 By:
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                                        Name:
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                                        Title:
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